Exhibit 10.1

Amendment Number One
To
Restricted Stock Unit Award Agreement

     The Restricted Stock Unit Award Agreement effective as of March 29, 2006 by and between Mercantile Bankshares Corporation, a Maryland Corporation (“Company”) and Edward J. Kelly (“Award Recipient”) is hereby amended, effective as of October 8, 2006, as follows:

Section 6 is amended to add an additional paragraph that reads as follows:

     Notwithstanding the foregoing in this Section 6, each Award Unit that is outstanding immediately prior to the effective time of that certain Agreement and Plan of Merger by and between the Company and The PNC Financial Services Group, Inc. (the "Pennsylvania Corporation") approved by the Board of Directors on October 8, 2006, and to be dated October 8, 2006 (the “Merger Agreement”) shall be cancelled and converted into the right to receive, as soon as reasonably practicable following the effective time of the merger contemplated by the Merger Agreement, free of any restrictions under this Agreement, the “Merger Consideration” as defined under the Merger Agreement; provided that (i) the Pennsylvania Corporation shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law and (ii) such merger meets the requirements of a change in the ownership or effective control of the Company under Code Section 409A(a)(2)(A)(v) and such effective time occurs in calendar year 2007.

     IN WITNESS WHEREOF, the Company has caused this Amendment Number One to be executed by its duly authorized officer, and the Award Recipient has hereunto set his hand and seal, as of the 8th day of October, 2006.

ATTEST:	Mercantile Bankshares Corporation

/s/ John L. Unger	By:	/s/ Alexander T. Mason

John L. Unger, Secretary		Alexander T. Mason, Vice Chairman

/s/ Edward J. Kelly, III.

Edward J. Kelly, III.